PRESS RELEASE
MEDIA CONTACT:
Liz Shows
Odyssey Marine Exploration, Inc.
(813) 876-1776 x 2335
lshows@odysseymarine.com
INVESTOR RELATIONS CONTACT:
Ron Both
Liolios Group, Inc.
(949) 574-3860
OMEX@liolios.com

Odyssey Marine Exploration Reports Second Quarter 2014 Results

TAMPA, FL – August 11, 2014 – Odyssey Marine Exploration, Inc. (NASDAQ: OMEX), a pioneer in the field of deep-ocean exploration, reported results for the second quarter ended June 30, 2014. The company’s operations during the quarter were focused primarily on the recovery of gold from the SS Central America shipwreck and validation of the phosphate mineral deposit controlled by one of the company’s subsidiaries.

Q2 2014 Operational and Financial Highlights

•	Began offshore operations at the SS Central America shipwreck site and recovered more than 13,500 silver and gold coins representing a wide variety of dates and mint marks. Gold ingots, gold dust, nuggets and jewelry have also been recovered. Recovery operations on this profitable project are continuing in Q3.

•	Retired $18 million of convertible notes issued in 2011 and 2012.

•	Secured a new $10 million credit facility with Fifth Third Bank.

•	Improved the company’s consolidated net result by 63% and its operating cash flows by 39% compared to the same period last year.

•	New data and analysis completed by an independent expert in an NI 43-101 compliant Revised Assessment increased the measured and indicated phosphorite ore tonnes in the “Don Diego” mineral deposit by 20% as compared to the measurements reported in Q1 2014.

•	Odyssey’s subsidiary was awarded two new concession areas by the Mexican government. The concession areas are contiguous to the areas of highest mineralization in the original “Don Diego” concession area. The NI-43-101 compliant assessment data published in July does not yet include the data from these new concession areas.

•	Took delivery of a new deep-tow system to increase capabilities in the company’s commodity shipwreck program.

Shipwreck Recovery Update

During the second quarter, the company began working under contract to Ira Owen Kane, the receiver for Recovery Limited Partnership (RLP). RLP is the court-appointed salvor-in-possession of the SS Central America shipwreck.

Odyssey has been conducting survey and archaeological recovery work on the shipwreck site since mid-April 2014. More than 13,500 silver and gold coins as well as gold ingots, dust, nuggets and jewelry have been recovered from the shipwreck. The potential monetization value of the already-recovered cargo is well in excess of the project costs.

Operational reports and inventories of items recovered from the shipwreck are available on Odyssey’s website.

In May 2014, Odyssey secured a new $10 million credit facility with Fifth Third Bank. The credit facility is available to the company based on the amount of valuable cargo recovered from different shipwrecks. The credit facility was used in the second quarter and a further draw-down on the credit facility was made in August based on the recovery of new items from the SS Central America shipwreck.

Mark Gordon, Odyssey’s chief operating officer, commented: “In terms of monetizing the recovered inventory from the Central America, we are working with Mr. Kane, the court-appointed receiver for the RLP shipwreck, this year on plans to monetize the recovered cargo.”

“We expect to conduct further SS Central America recovery operations through the summer. Thereafter, we plan to deploy the Odyssey Explorer for other historical or commodity shipwrecks in our pipeline.”

Seabed Mineral Exploration Update

During the quarter, Odyssey focused on advancing the development of the phosphate deposit controlled by one of its subsidiaries. The Mexican government recently granted two additional exclusive mining concession areas to the subsidiary that are contiguous to the existing concession area in the Mexican Exclusive Economic Zone.

The new areas are believed to contain the continuation of the distinct deposit, which features very high phosphate content. This concentrated ore body does not overlap areas previously explored by other groups in shallower waters nearer shore that have much lower phosphate content. The new areas have been incorporated into the “Don Diego” project to extract phosphate sands. Phosphate is a key and irreplaceable component of fertilizers, and the location of the deposit makes it an attractive potential sourcing site for fertilizer companies in Mexico, the Americas, and the Pacific Rim.

An Environmental Impact Assessment (EIA) for the “Don Diego” project was completed before the end of the quarter. Based on the recommendation of advisors, including the project’s environmental and legal team, the EIA underwent a series of reviews with various stakeholders, including environmental groups, local fishing interests and community leaders, as well as potential strategic partners. Feedback received from these reviews was incorporated into the EIA, which is now undergoing final reviews prior to government filing.

This community outreach and solicitation of advice delivered a higher-than-anticipated level of favorable interest and cooperation from local and environmental groups that in turn resulted in more than 20 meetings with stakeholders and further extensive reviews of the EIA. While this has extended the timeline for official government submission of the EIA, the resulting document is now more comprehensive, and moreover has received advance indications of support from the diverse groups of interested parties who contributed input.

The EIA was expanded to more than 4,600 pages with the inclusion of annexes that feature extensive analyses, tests, reports and models from outside experts and environmental scientists on the proposed program to extract the phosphate sands. The extensive report demonstrates that there will be minimal environmental impact, closely paralleling the extensively-studied aggregate dredging programs that have been operating for decades off the coast of the United Kingdom.

“The EIA is awaiting input from one additional stakeholder which has been promised for next week,” noted Gordon. “After we receive the input and make any suggested edits to the EIA we will be filing it shortly thereafter.”

Subsequent to the quarter, the company provided an updated assessment of the Oceanica Resources deposit. The independently-verified measurements, now demonstrate that the deposit contains 327.2 million measured and indicated ore tonnes at 18.5% P2O5, an increase of 20% over the last preliminary assessment total of 273.5 million ore tonnes. Further increases in the measured quantity of the deposit are expected in the future when results from the two additional exclusive mining concession areas recently granted are calculated, but the existing measurements already place the deposit in the top-tier of new world phosphate deposits.

The mining experts and phosphate strategic players that have been examining the data have highlighted countless advantages of this deposit, including the following:

•	Very high in situ ore concentration and no or little overburden (thus less mining and lower processing costs)

•	Mined material is already fluidized and does not require complicated extraction or grinding

•	No fixed infrastructure needed (thus no capital expenditure for roads, buildings, utilities)

•	No people to displace or disturb as is common with land mining operations

•	All mining equipment is mobile and production volume is easily scalable

•	Easy transport to multiple clients since it will be mined directly onto a transport ship

“We continue to develop a cooperative venture with Royal Boskalis Westminster, the world’s largest dredging company, with ships suitable for mining the Oceanica phosphates,” said Greg Stemm, Odyssey’s chief executive officer. “Our next step now is to file the environmental permit to move us closer to beginning mineral extraction operations.”

The company has sent a termination notice for the charter of the Dorado Discovery vessel so that costs associated with this vessel will cease in the third quarter of 2014. However, the company is looking at opportunities with the ship owner which will provide access to the ship for future projects on an “as-needed” basis. In addition to the availability of future short-term charters of the Dorado Discovery the company will be able to use other ships to further pursue projects as needed. With this arrangement, the company expects to reduce its current operating cash needs by 25% to 30% by the start of 2015.

Q2 2014 Financial Results

Total revenue in the second quarter of 2014 was $348,000, as compared to $254,000 in the same year-ago quarter. Although significant quantities of gold and silver cargo items were recovered from the SS Central America shipwreck in 2014, no revenues were recognized so far in 2014 from this project because the exact value of the recovered cargo will not be known until it is monetized.

Marketing, general and administrative expenses in the second quarter of 2014 totaled $2.4 million, as compared to $2.9 million in the same year-ago quarter.

Operations and research expenses in the second quarter of 2014 were $2.7 million, as compared to $9.5 million in the year-ago quarter. This decrease of 71%, or $6.8 million, is primarily due to the company using its own vessel for shipwreck recovery work in 2014 as compared to using a high cost specialized chartered vessel for recovery work in 2013, and recognition of the company’s contractual right to priority recoupment on the SS Central America project based on work performed and cargo items recovered in the second quarter of 2014.

The consolidated net result of the company in the second quarter of 2014 improved by 63% as compared to the same period in 2013. The net loss in the second quarter of 2014 was $4.0 million or $(0.05) per share, as compared to a net loss of $10.9 million or $(0.14) per share in the year-ago quarter.

Cash and cash equivalents totaled $5.7 million at June 30, 2014, as compared to $5.8 million at March 31, 2014. Operating cash flows for the second quarter of 2014 improved by 39% as compared to the same period in 2013.

Subsequent to the quarter, Odyssey entered into a binding letter of intent for a long-term marketing agreement and new funding vehicle that is non-dilutive to Odyssey shareholders and provides $10 million to the company. The agreement provides for an immediate payment of $5 million upon closing and up to an additional $5 million based on benchmarks that the company expects to achieve in the third and fourth quarters of 2014.

“In addition to this new funding facility, we are pursuing other cash inflow options such as monetizing a stake in our subsidiary Oceanica, collection of receivables, and monetization of the SS Central America cargo,” stated Philip Devine, Odyssey’s CFO. “In parallel to these cash inflows, management expects to reduce the company’s operating cash needs by at least one third by the end of the year.”

Management Transition Plan

The company is moving forward with its executive succession plan and expects that Mark Gordon, currently president and chief operating officer, will assume the role of Chief Executive Officer before the end of the year. Greg Stemm, currently the company’s chief executive officer, will assume the role of chairman of the board. Stemm plans to devote full time to strategic initiatives and new project development for the company.

“There comes a time in a company’s history when the entrepreneurial founder needs to step aside and allow a seasoned management team to run the day-to-day operations of a business,” commented Stemm. “I have put 20 years of my life into building Odyssey and as the company moves from an entrepreneurial business model to a more predictable revenue generating entity, it is time for me to entrust Mark and the team he has helped assemble with this transition. This move is the culmination of three years of planning, and there is no question that Mark is ready, willing and able. He is one of the most brilliant, capable and dedicated men that I have ever had the privilege of calling a friend, and he will do great things with Odyssey.”

“With a steady stream of gold coming up from the SS Central America, the Oceanica project moving forward rapidly and the Victory project on the horizon, I am comfortable that we will be able to finish out the year with a series of positive catalysts that should please our shareholders, and allow Mark to step into the role of CEO with significant momentum.

“As chairman, I still plan on devoting full time to Odyssey, with a special focus on pushing the Oceanica project and other ocean mineral opportunities forward. This is an exciting time in the development of the offshore mineral exploration industry, so I look forward to having more time to pursue some interesting new projects that leverage our expertise and experience in the field.”

Conference Call

Odyssey will hold a conference call to discuss its second quarter 2014 results later today at 4:45 p.m. Eastern time. Management will host the presentation, followed by a question and answer period.

Date: Monday, August 11, 2014

Time: 4:45 p.m. Eastern time (1:45 p.m. Pacific time)

Dial-in number: 1-888-262-8797

International dial-in number: 1-913-312-0852

Conference ID: 2910101

Webcast: http://public.viavid.com/index.php?id=110281

The conference call will be webcast live and available for replay via the investor section of the company’s website at www.odysseymarine.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available approximately two hours after the call through September 11, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 2910101

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. (NASDAQ:OMEX) is engaged in deep-ocean exploration using innovative methods and state of-the-art technology for shipwreck projects and mineral exploration. For additional details, please visit www.odysseymarine.com. The company also maintains a Facebook page at http://www.facebook.com/OdysseyMarine and a Twitter feed @OdysseyMarine. For additional details on Odyssey Marine Exploration, please visit www.odysseymarine.com.

Cautionary Note to U.S. Investors

The U.S. Securities and Exchange Commission (SEC) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “ore” “measured” “indicated,” and “inferred” “resources,” which the SEC guidelines strictly prohibit us from including in our filings with the SEC. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. U.S. investors are cautioned not to assume that part or all of the inferred mineral resource exists, or is economically or legally mineable, and urged to consider closely the disclosures in the our Form 10-K which may be secured from us or from the SEC’s website at http://www.sec.gov/edgar.shtml.

Forward Looking Information

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the Securities and Exchange Commission on March 17, 2014. The financial and operating projections as well as estimates of mining assets are based solely on the assumptions developed by Odyssey that it believes are reasonable based upon information available to Odyssey as of the date of this release. All projections and estimates are subject to material uncertainties, and should not be viewed as a prediction or an assurance of actual future performance. The validity and accuracy of Odyssey’s projections will depend upon unpredictable future events, many of which are beyond Odyssey’s control and, accordingly, no assurance can be given that Odyssey’s assumptions will prove true or that its projected results will be achieved.

ODYSSEY MARINE EXPLORATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30, 2014	December 31, 2013

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,731,262	$21,322,257
Restricted cash	800,518	10,685,732
Accounts receivable and other, net	3,845,936	207,005
Inventory	661,979	314,738
Other current assets	791,009	1,080,364

Total current assets	11,830,704	33,610,096

PROPERTY AND EQUIPMENT
Equipment and office fixtures	24,575,402	21,995,031
Building and land	4,783,687	4,756,306
Accumulated depreciation	(18,259,107)	(16,973,085)

Total property and equipment	11,099,982	9,778,252

NON-CURRENT ASSETS
Inventory	5,152,261	5,206,318
Other non-current assets	1,290,469	2,865,941

Total non-current assets	6,442,730	8,072,259

Total assets	$29,373,416	$51,460,607

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$4,063,493	$3,472,612
Accrued expenses and other	2,391,397	5,294,420
Derivative liabilities	599,844	970,823
Deferred income and revenue participation rights	1,840,404	1,840,404
Mortgage and loans payable	9,121,426	16,369,582

Total current liabilities	18,016,564	27,947,841

LONG-TERM LIABILITIES
Mortgage and loans payable	4,554,750	5,662,226
Deferred income and revenue participation rights	4,643,750	4,643,750

Total long-term liabilities	9,198,500	10,305,976

Total liabilities	27,215,064	38,253,817

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock - $.0001 par value; 9,675,200 shares authorized; none outstanding	—	—
Preferred stock series D convertible - $.0001 par value; 134,800 shares authorized; 32,400 issued and outstanding	3	3
Common stock – $.0001 par value; 150,000,000 shares authorized; 85,229,295 and 83,882,577 issued and outstanding, respectively	8,523	8,388
Additional paid-in capital	197,027,091	193,272,576
Accumulated deficit	(189,768,776)	(175,954,138)

Total stockholders’ equity before non-controlling interest	7,266,841	17,326,829
Non-controlling interest	(5,108,489)	(4,120,039)

Total stockholders’ equity	2,158,352	13,206,790

Total liabilities and stockholders’ equity	$29,373,416	$51,460,607

ODYSSEY MARINE EXPLORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
REVENUE
Artifact sales and other	$323,264	$227,574	$887,866	$1,030,646
Exhibit	25,000	20,691	26,484	80,691
Expedition	—	5,480	—	5,480

Total revenue	348,264	253,745	914,350	1,116,817

OPERATING EXPENSES
Cost of sales – artifacts and other	57,885	95,084	177,490	240,785
Marketing, general and administrative	2,394,323	2,928,570	5,408,848	5,719,891
Operations and research	2,747,707	9,511,112	9,843,390	15,244,345

Total operating expenses	5,199,915	12,534,766	15,429,728	21,205,021

INCOME (LOSS) FROM OPERATIONS	(4,851,651)	(12,281,021)	(14,515,378)	(20,088,204)

OTHER INCOME (EXPENSE)
Interest income	22,586	56	24,637	2,755
Interest expense	(135,307)	(918,486)	(662,927)	(1,989,541)
Change in derivative liabilities fair value	553,693	1,998,599	370,979	1,336,189
(Loss) from unconsolidated entity	(522,500)	—	(522,500)	—
Other	11,346	1,376	21,043	24,687

Total other income (expense)	(70,182)	1,081,545	(768,768)	(625,910)

(LOSS) BEFORE INCOME TAXES	(4,921,833)	(11,199,476)	(15,284,146)	(20,714,114)
Income tax benefit (provision)	481,055	50,000	481,055	(100,742)

NET (LOSS) BEFORE NON-CONTROLLING INTEREST	(4,440,778)	(11,149,476)	(14,803,091)	(20,814,856)
Non-controlling interest	424,897	253,500	988,452	253,500

NET (LOSS)	$(4,015,881)	$(10,895,976)	$(13,814,639)	$(20,561,356)

NET (LOSS) PER SHARE
Basic and diluted	$(0.05)	$(0.14)	$(0.16)	$(0.26)

Weighted average number of common shares outstanding with participating securities per the two-class method
Basic	84,898,133	79,345,030	84,420,661	78,350,236

Diluted	84,898,133	79,345,030	84,420,661	78,350,236